Exhibit 10.24

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement and Exhibits (collectively, the “Agreement”) is entered into by and between McAfee, LLC (“McAfee,” and together with its parents, subsidiaries and affiliates, the “Company”) and John Giamatteo (“you” and “your,” and with McAfee, the “Parties”) as of the last date shown on the signature page below.

RECITALS

WHEREAS, you have been employed by the Company as the President and Chief Revenue Officer, Enterprise Business Group, of McAfee;

WHEREAS, the Company and you entered into the letter Agreement dated June 11, 2018 (the “Letter Agreement”), which provides for certain severance benefits (the “Severance Benefits”) in the event you are terminated without Cause (as defined in the Letter Agreement);

WHEREAS, during your employment, you have agreed to certain post-employment obligations that are necessary to protect the goodwill and confidential information of the Company pursuant to the Restrictive Covenant Agreement dated as of June 1, 2017, as amended by the Amendment to Restrictive Covenant Agreement dated as of August 21, 2017, the Restrictive Covenant Agreement dated as of March 27, 2018, and the Restrictive Covenant Agreement dated as of July 31, 2018 (collectively, the “Restrictive Covenant Agreement”), and you affirm such post-employment obligations as provided herein;

WHEREAS, pursuant to your employment, the Foundation Technology Worldwide LLC 2017 Management Incentive Plan and the Foundation Technology Worldwide LLC Equity Investment Plan (collectively, the “Plans”), and your grants of and subscriptions to significant equity in the Company, you have entered into the Amended and Restated Limited Liability Company Agreement of Foundation Technology Worldwide LLC dated April 3, 2017, as amended (the “LLC Agreement”), the RSU Agreements dated as of June 1, 2017, as amended, and July 31, 2018, as amended (collectively, the “RSU Agreements”), the Management Incentive Unit Agreements dated June 1, 2017, March 27, 2018, and July 31, 2018 (collectively, the “MIU Agreements”), the Foundation Technology Worldwide LLC Class A Unit Subscription Agreement dated as of June 1, 2017 (the “Subscription Agreement,” and collectively with all of the foregoing, the “Equity Agreements”);

WHEREAS, you intend to voluntarily resign from your employment on January 10, 2020; and

WHEREAS, the Parties desire for you to release the Company regarding any and all disputes, including those related to your separation from employment, as provided herein.

NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1.    Termination and Benefits.

a.

Accrued Benefits. Effectively as of January 10, 2020 (the “Termination Date”), you shall be deemed to have voluntarily resigned from your employment with the Company, and any and all other positions with the Company shall terminate by voluntary resignation. Provided you remain employed with the Company through the Termination Date, the Company agrees to provide you with your current base salary through the Termination Date. To the extent that you are owed reimbursement for business expenses timely submitted, the Company will reimburse those expenses in accordance with Company policy. The payments in this Section 1(a) will be paid in accordance with the Company’s normal payroll schedule. You will also be entitled to participate in COBRA benefits as permitted by law, and will receive information about such benefits under separate cover.

b.

Severance Pay. Provided that you remain employed with the Company through the Termination Date, comply with your employment obligations through the Termination Date, execute, deliver, and do not revoke this Agreement, execute, deliver, and do not revoke Termination Release attached hereto as Exhibit A (the “Termination Release”), and comply with the terms of this Agreement, then, in exchange for your promises in this Agreement and other good and valuable consideration, you are eligible for the following Severance Pay (defined below) and Bonus Severance (defined below) as follows:

(i)

McAfee will pay you an amount equal to $3,972,136.50, less all applicable taxes and withholdings (the “Severance Pay”), in equal installments over the period of twelve (12) months after the Termination Date in accordance with the Company’s normal payroll policy with the final installment payment scheduled to occur not later than December 31, 2020; provided, however, that you will not be entitled to the last installment payment unless you execute, deliver, and do not revoke the Final Release attached hereto as Exhibit B (the “Final Release”) and until the occurrence of the Final Release Effective Date (as defined in the Final Release). McAfee will promptly issue or otherwise make available to you a written statement for each installment payment detailing the gross payment amount, applicable taxes and withholdings, and net payment amount.

(ii)

Notwithstanding the Termination Date preceding the date on which any annual incentive bonus for the 2019 performance becomes payable under the Company’s annual incentive plan, you will be deemed to be eligible to receive an annual incentive bonus for the 2019 performance period (the “Bonus Severance”). The amount of any Bonus Severance will be determined in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Managers in accordance with the terms of the Company’s annual incentive plan and authority pursuant to the Compensation Committee Charter. Any Bonus Severance will be paid in a lump sum, less all applicable taxes and withholdings, not later than March 31, 2020.

You acknowledge and agree that the Severance Pay and Bonus Severance are in full satisfaction of any and all Severance Benefits and reflects all benefits, compensation, and severance amounts to which you would otherwise be entitled under the Letter Agreement or any other agreement, policy, or plan, and that you will not be entitled to the Severance Pay or Bonus Severance in the event you do not sign or revoke the Termination Release or the Final Release.

c.

Equity interests. The Parties acknowledge and agree that you have previously been granted equity interests in the Company pursuant to the Equity Agreements. You acknowledge and agree that any and all unvested equity interests issued pursuant to the Equity Agreements that are outstanding as of January 10, 2020, and any and all other equity interests under any other agreements or plans, are cancelled and forfeited. For the avoidance of doubt, all vested equity interests issued pursuant the Equity Agreements that are outstanding as of January 10, 2020 shall remain outstanding until such interests are sold, cancelled or forfeited (e.g., violation of Restrictive Covenant Agreement).

2.    Acknowledgement. Other than what has already been received or that may be due under this Agreement, you acknowledge and agree that you have received all compensation and benefits owed by the Company and that the Company does not owe you any additional compensation or benefits, including but not limited to accrued vacation time, sick time, or personal time. You acknowledge and agree that your eligibility for any other employee benefit programs maintained by the Company for current employees will cease as of the Termination Date. The Company reserves any and all of its rights with respect to any Company-affiliated awards or equity participation made available to you under the applicable award agreements, subscription agreements, and/or plan documentation.

3.    General Release of Claims. In exchange for the payments and benefits set forth herein and other good and valuable consideration, you fully release and discharge the Company, Foundation Technology Worldwide LLC, Manta Holdings, L.P., f/k/a TPG VII Manta Holdings, L.P., McAfee, LLC and Intel Corporation, and each of their respective predecessors and successors, and the respective present and former directors, managers, officers, shareholders, employees, investors, agents, parents, benefit plans, equity compensation plans, trustees, subsidiaries, affiliates, assigns of all of the foregoing (collectively, the “Releasees”), from any and all claims of any kind whatsoever, known or unknown, which arose on or before the Effective Date, including but not limited to any claim related to your employment with the Company and termination thereof, except those claims that the law does not permit you to waive. The claims you hereby waive include, without limitation, all common law contract, tort, or other claims you might have, as well as all claims you might have under the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act (OWBPA), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), all of their amendments, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including the Texas Commission on Human Rights Act, the Texas Workforce Commission, and any and all other federal, state and local laws, any claims arising out of or relating to the tax treatment of any of the payments you receive pursuant to Section 1 hereof, any claims for attorneys’ fees and costs, the Equity Agreements, the Plans, the Letter Agreement, and any claims arising under any other agreements between you and any Releasee.

4.    ADEA Waiver. This Agreement includes a release of claims for age discrimination under the Age Discrimination in Employment Act of 1967 (the “ADEA”). In accordance with the ADEA, you acknowledge that the ADEA requires that you be advised to consult with an attorney before waiving any claim under the ADEA, and you recognize that, by this Agreement, you have been so advised. You have up to twenty-one (21) days from the date you receive this Agreement to consider whether to sign it. To accept this Agreement, you must sign and return it to the attention of Chatelle Lynch, SVP & Chief People Officer, with the original mailed to her at: 5000 Headquarters Blvd., Plano, TX, 75024. You have seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement, you must deliver a written notice of revocation to Chatelle Lynch before the seven-day period expires. The Agreement will not become effective until the eighth (8th) calendar day after you sign it (the “Effective Date”).

5.    Release Exclusions. This Agreement does not affect any rights you may have to receive unemployment compensation benefits, workers’ compensation benefits, or any claim which, by operation of law, may not be waived or which arises after the date on which this Agreement becomes effective. Nothing contained in this Agreement limits your ability to file a charge or complaint with any government agencies or limits your ability to provide information to or communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by you, on your behalf, or by any other individual. However, to the maximum extent permitted by law, you agree that if such a charge or complaint is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit your right to receive an award for information provided to any government agency to the extent that such limitation or prohibition is a violation of law.

6.    Representations and Promises. The following representations and promised are being relied upon by the Company in entering into this Agreement, and they survive the execution of this Agreement. You represent, warrant and agree that:

a.

You are intentionally releasing claims against the Releasees that you may not know that you have and that, with hindsight, you might regret having released. You agree that such general release is fairly and knowingly made.

b.	The Company would not have been obligated to provide you the payments and benefits described in this Agreement without the promises you are making here.

c.

You have had sufficient time to consider and have resolved all doubts and concerns about the subjects in this Agreement before signing this Agreement, and you are entering into this Agreement freely and voluntarily.

d.	You were advised by this Agreement to consult with an attorney before signing it and you have had an adequate opportunity to do so.

e.	You have carefully read this Agreement, and fully understand what it means. You enter into it knowingly and voluntarily, and all of your representations here are true.

f.

You are not relying upon any statements, understanding, expectations, or agreements other than those expressly set forth in this Agreement, and are relying solely on your own knowledge and the advice of your legal counsel, if any.

g.

You knowingly waive any claim that this Agreement has been induced by any misrepresentation, omission, or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

h.	Nothing in this Agreement shall be construed as an admission that the Company or any Releasee engaged in any improper or unlawful conduct.

i.

No complaint, lawsuit, administrative charge or investigation has been brought, filed or initiated by you or by any agent or representative in any local, state or federal court or governmental or administrative agency. Except as may be permitted pursuant to Section 5 hereof, you will not knowingly encourage or assist any other person in the presentation or prosecution of claims by any third party against the Company unless compelled by a subpoena or court order to do so, in which case you will notify the Company and provide it with a copy of the subpoena or order unless prohibited by law from doing so.

j.

Your eligibility to receive the payments and benefits described in this Agreement is contingent upon your not resigning your employment with the Company before the Termination Date and fulfilling your obligations under this Agreement and as a McAfee employee.

7.    Withholdings. All payments under or otherwise relating to this Agreement are subject to all appropriate taxes, deductions and withholdings as determined by the Company. This Agreement and any payments or benefits provided hereunder are intended to either qualify as short-term deferrals for purposes of Section 409A of the Internal Revenue Code or otherwise be exempt therefrom, and will be interpreted, construed, and performed by the parties consistent with such intent.

8.    Clawback. The Parties acknowledge and agree that the Company may claw back and recover any bonus or other incentive compensation provided to you pursuant to this Agreement or any agreement you have with the Company, the Sarbanes-Oxley Act, and other applicable law, and you hereby consent to the Company doing so to the maximum extent permitted by law, after written notice of the amount subject to claw back and the basis for such claw back. To the extent that you received or receive any amount in excess of the amount that you should otherwise have received under the terms of the applicable compensation plan, program, agreement or arrangement {including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error) you shall be required to repay any such excess amount to the Company.

9.    Continuing Post-Employment Obligations. You understand that nothing in this Agreement relieves or excuses you from the existing or post-employment obligations that you owe to the Company or any of the Releasees in accordance with other written agreements between the parties (and applicable documents relating thereto) and in particular: the Restrictive Covenant Agreements, the Plans, and the Equity Agreements. You acknowledge and agree that any and all such obligations remain in full force and effect.

10.    Confidentiality. You agree that you will not disclose this Agreement or its terms to any third party, whether individual or entity, except as may be required by law; provided, however, that you will not be prohibited from making disclosures on a confidential basis to your spouse, attorney(s), tax advisor(s), and financial planner(s).

11.    Return of Company Property. You recognize that you are obligated to, and will return to the Company any and all Company property (files, documents, laptop, company-issued mobile device or phone, keys, credit cards, etc.) and any and all property in your possession by the Termination Date. You agree you will not erase, or instruct any third person to erase, data from any Company equipment (i.e., Company-owned laptops and mobile devices). In addition, before the Termination Date, you agree to search for and then delete all of the Company’s business information, whether or not confidential, from all of your personal devices, including phones, tablets, computers, and electronic storage devices and cloud storage, other than information that you may need for personal finances and tax filings, or agreements between you and the Company.

12.    Non-Disparagement. You agree that you will not make, publish or communicate, to any entity or person or in any public forum, any defamatory remarks, comments or statements concerning the Company’s products or services, officers or employees. This obligation includes disparagement in any form or forum, including but not limited to any print or electronic media, social networking site, blog, tweet, website, statements to or in the press including any trade press. This Section does not in any way restrict or impede you from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from furnishing truthful information in response to a legal subpoena or other legal process or complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You agree that you will promptly provide written notice of any such valid order of a court of competent jurisdiction to the Chief Legal Officer of McAfee.

13.    Governing Law and Interpretation. This Agreement and the rights and duties of the Parties under it will be governed by and construed in accordance with the laws of the State of Texas. You agree that if any provision in this Agreement is void or held to be unenforceable, the rest of the Agreement will remain valid and enforceable, except that, if the release in Section 3 (or any part thereof) is held to be invalid, this entire Agreement may be voided at the election of the Company. Subject to the foregoing, if any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision will be enforceable to the maximum extent permitted by applicable law.

14.    Dispute Resolution.

a.

Subject to Section 15(b), you and the Company agree that all claims or disputes arising out of or relating to, or in connection with the construction, meaning, or effect of this Agreement, the Letter Agreement, your employment, your separation from the Company, the Restrictive Covenant Agreements, the Equity Agreements, the Plans, the Termination Release, or the Final Release, shall be submitted to binding resolution in arbitration with the American Arbitration Association (“AAA”) before one neutral arbitrator admitted to practice law at least 15 years and who is a former judge. The arbitration shall be administered by the AAA Dallas office. The final arbitration hearing shall take place in the city where you were employed by the Company or any location mutually agreed to by the Parties and shall be administered under the AAA’s then-existing Commercial Rules. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The arbitrator’s decision will be final and binding. ARBITRATION SHALL PROCEED SOLELY ON AN INDIVIDUAL BASIS WITHOUT THE RIGHT FOR ANY CLAIMS TO BE ARBITRATED ON A CLASS ACTION OR COLLECTIVE ACTION BASIS OR ON BASES INVOLVING CLAIMS BROUGHT IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF OTHERS. The arbitrator’s authority to resolve and make written awards is limited to claims between you and the Company alone. Claims may not be joined, coordinated, or consolidated unless agreed to in writing by all Parties. In the event that any court determines that the foregoing waiver of class or collective actions is unenforceable, any such class or collective proceeding may only proceed in court and not in arbitration. The Parties shall divide the AAA and arbitrator’s fees costs equally. YOU HEREBY WAIVE YOUR RIGHT TO A TRIAL BY JURY AND AGREE THAT ALL CLAIMS BROUGHT BY YOU WILL BE SUBJECT TO THIS SECTION 15(a).

b.

You understand that damages would not be a sufficient remedy in the event of an actual or threatened breach of Sections 9 through 12 of this Agreement or the Restrictive Covenant Agreements (collectively, the “Restrictive Covenants”) and that the Company would be irreparably and immediately harmed if you breach or threaten to breach the Restrictive Covenants. Accordingly, you agree that, as the sole exception to the exclusive and binding arbitration obligation in Section 15(a), the Company, in addition to any other rights or remedies the Company may have, shall be entitled to injunctive relief to restrain any breach or threatened breach of the Restrictive Covenants or to obtain specific enforcement of the Restrictive Covenants, without notice and without payment of bond to the maximum extent permitted by law, and you hereby submit to the exclusive jurisdiction of the state and federal courts in Dallas County, Texas. You waive, to the fullest extent permitted by law, any objection you may now or hereafter have to the laying of the venue of any such proceedings brought in such a court, and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum,

15.    Miscellaneous. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to your separation from the Company and any claims you might have against the Company and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between you and the Company regarding such matters; provided, however, that this Agreement does not supersede or waive your surviving obligations to the Company, including those arising under the Equity Agreements, the Plans, and the Restrictive Covenant Agreements. This Agreement shall be interpreted as if the parties jointly prepared it, without any uncertainty or ambiguity being interpreted against any one party. This Agreement may be amended or any provision of it waived only in a writing signed by the parties. The section headings in this Agreement are for convenience of reference only and should not be deemed to affect the interpretation or modify the provisions hereof. This Agreement and the rights, obligations and representations contained herein shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

IN WITNESS WHEREOF, the parties have executed this Confidential Separation and General Release Agreement on the latest date set forth below.

MCAFEE, LLC

/s/ Chatelle Lynch	01-06-2020
Chatelle Lynch	Date
SVP & Chief People Officer
JOHN GIAMATTEO
Employee Signature: /s/ John Giamatteo	12-28-2019
Print Name: John Giamatteo	Date

EXHIBIT A

TERMINATION GENERAL RELEASE

This Termination General Release (the “Termination Release”) is entered into by and between John Giamatteo (“you” or “your”), on the one hand, and the Company. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Confidential Separation and General Release Agreement (the “Agreement”).

1.    General Release.

a.

In consideration of the payments and benefits set forth in the Agreement, including the Separation Pay, you fully release and discharge the Releasees, from any and all claims of any kind whatsoever, known or unknown, which arose on or before the Termination Release Effective Date (defined below), including but not limited to any claim related to your employment with the Company and termination thereof, except those claims that the law does not permit you to waive. The claims you hereby waive include, without limitation, ail common law contract, tort, or other claims you might have, as well as all claims you might have under the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefits Protection Act (OWBPA), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), all of their amendments, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including the Texas Commission on Human Rights Act, the Texas Workforce Commission, and any and all other federal, state and local laws, any claims arising out of or relating to the tax treatment of any of the payments you receive pursuant to Section 1 hereof, any claims for attorneys’ fees and costs, the Equity Agreements, the Plans, the Letter Agreement, and any claims arising under any other agreements between you and any Releasee.

b.

Nothing contained in this Termination Release limits your ability to file a charge or complaint with any government agencies or limits your ability to provide information to or communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by you, on your behalf, or by any other individual. However, to the maximum extent permitted by law, you agree that if such a charge or complaint is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. This Termination Release does not limit or prohibit your right to receive an award for information provided to any government agency to the extent that such limitation or prohibition is a violation of law.

c.

Nothing in this Section 1 shall be deemed to release (i) the right to enforce the terms of the Agreement, or (ii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

d.

You hereby represent and warrant that you are the sole owner of any claims that you may now have or in the past had against the Releasees and that you have not assigned, transferred, or purported to assign or transfer any such claim to any person or entity. You represent that you have suffered no work-related injuries while providing services for the Company and represent you do not intend to file any claim for compensation for work-related injury. You further represent that you have not filed any lawsuits or claims against the Company, or filed any charges or complaints with any agency against any of the Company.

e.

You acknowledge that this Section 1 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act. You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Termination Release, or have knowingly and voluntarily waived the right to do so, with the execution of this Termination Release constituting a voluntary waiver. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Termination Release for a period of seven (7) days after signing it You acknowledge and agree that, if you wish to revoke this Release, you must do so in a writing, signed by you and received no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period by Chatelle Lynch, SVP & Chief People Officer, with the original mailed to her at: 5000 Headquarters Blvd., Plano, TX, 75024. If the

last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following his execution of this Agreement (the “Termination Release Effective Date”). You acknowledge and agree that, if you fail to execute this Termination Release, or revoke this Termination Release pursuant to this Section 1(e), you are not entitled to any Separation Pay as provided by Section 1(b) of the Agreement.

2.    Other Representations. Warranties, and Acknowledgements. By executing this Termination Release, you acknowledge that you: (i) are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Termination Release; (ii) have made your own investigation of the facts and are relying solely upon your own knowledge and the advice of your own legal counsel; (iii) knowingly waive any claim that this Termination Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Termination Release based upon presently existing facts, known or unknown; (iv) are entering into this Termination Release freely and voluntarily; (v) have carefully read and understood all of the provisions of this Termination Release; and (vi) have had the opportunity to be represented by the counsel of your choice in connection with the negotiation and execution of this Termination Release. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Termination Release. These representations and warranties shall survive the execution of this Termination Release.

3.    Return of Property. You represent that you have returned to the Company any and all items of the Company’s property, including any confidential information.

4.    Ongoing Obligations. You acknowledge and reaffirm your post-employment obligations pursuant to the Restrictive Covenant Agreements.

[SINGATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Termination Release has been duly executed as of the date written below.

JOHN GIAMATTEO

/s/ John Giamatteo

Date: 1-10-2020

EXHIBIT B

FINAL RELEASE

This Final General Release (the “Final Release”) is entered into by and between John Giamatteo (“you” or “your”), on the one hand, and the Company. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Confidential Separation and General Release Agreement (the “Agreement”).

1.    General Release.

a.

In consideration of the payments and benefits set forth in the Agreement, including the Separation Pay, you fully release and discharge the Releasees, from any and all claims of any kind whatsoever, known or unknown, which arose on or before the Final Release Effective Date (defined below), including but not limited to any claim related to your employment with the Company and termination thereof, except those claims that the law does not permit you to waive. The claims you hereby waive include, without limitation, all common law contract, tort, or other claims you might have, as well as all claims you might have under the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Older Workers Benefits Protection Act (OWBPA), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), all of their amendments, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including the Texas Commission on Human Rights Act, the Texas Workforce Commission, and any and all other federal, state and local laws, any claims arising out of or relating to the tax treatment of any of the payments you receive pursuant to Section 1 hereof, any claims for attorneys’ fees and costs, the Equity Agreements, the Plans, the Letter Agreement, and any claims arising under any other agreements between you and any Releasee.

b.

Nothing contained in this Final Release limits your ability to file a charge or complaint with any government agencies or limits your ability to provide information to or communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by you, on your behalf, or by any other individual. However, to the maximum extent permitted by law, you agree that if such a charge or complaint is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. This Final Release does not limit or prohibit your right to receive an award for information provided to any government agency to the extent that such limitation or prohibition is a violation of law.

c.

Nothing in this Section 1 shall be deemed to release (i) the right to enforce the terms of the Agreement, or (ii) any claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.

d.

You hereby represent and warrant that you are the sole owner of any claims that you may now have or in the past had against the Releasees and that you have not assigned, transferred, or purported to assign or transfer any such claim to any person or entity. You represent that you have suffered no work-related injuries while providing services for the Company and represent you do not intend to file any claim for compensation for work-related injury. You further represent that you have not filed any lawsuits or claims against the Company, or filed any charges or complaints with any agency against any of the Company.

e.

You acknowledge that this Section 1 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act. You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Final Release, or have knowingly and voluntarily waived the right to do so, with the execution of this Final Release constituting a voluntary waiver. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Final Release for a period of seven (7) days after signing it. You acknowledge and agree that, if you wish to revoke this Release, you must do so in a writing, signed by you and received no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period by Chatelle Lynch, SVP & Chief People Officer, with the original mailed to her at: 5000 Headquarters Blvd., Plano, TX, 75024. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following his execution of this Agreement (the “Final Release Effective Date”). You acknowledge and agree that, if you fail to execute this Final Release, or revoke this Final Release pursuant to this Section 1(e), you are not entitled to any Separation Pay as provided by Section 1(b) of the Agreement.

2.    Other Representations, Warranties, and Acknowledgements. By executing this Final Release, you acknowledges that you: (i) are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Final Release; (ii) have made your own investigation of the facts and are relying solely upon your own knowledge and the advice of your own legal counsel; (iii) knowingly waive any claim that this Final Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Final Release based upon presently existing facts, known or unknown; (iv) are entering into this Final Release freely and voluntarily; (v) have carefully read and understood all of the provisions of this Final Release; and (vi) have had the opportunity to be represented by the counsel of your choice in connection with the negotiation and execution of this Final Release. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Final Release. These representations and warranties shall survive the execution of this Final Release.

3.    Return of Property. You represent that you have returned to the Company any and all items of the Company’s property, including any confidential information.

4.    Ongoing Obligations. You acknowledge and reaffirm your post-employment obligations pursuant to the Restrictive Covenant Agreements.

[SINGATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date written below.

JOHN GIAMATTEO

Date: